Exhibit 99

      TeleCommunication Systems, Inc. Reports Second Quarter 2004 Results



   Record $40 Million Revenue Yields Basic Earnings Per Share of $0.03 for

  Quarter, or $0.14 Per Share Adjusted for $0.11 Non-cash Charges Per Share


    ANNAPOLIS, Md., July 29 /PRNewswire-FirstCall/ -- TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in mission-critical wireless data technology, today announced results for the quarter ended June 30, 2004.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20030618/TSYSLOGO )

    TCS reported total revenue for the quarter of $40.4 million vs. $20.1 million a year ago. The increase includes $11.3 million from the Enterprise segment acquired effective January 1, 2004 and $9.0 million, or a 45% increase, from stronger results generated by both the Wireless Carrier and Government segments in 2004. Second quarter 2004 revenue was up $7.7 million or 24% from the first quarter's $32.8 million on higher Wireless Carrier software and Government revenue.

    Net income for the quarter ended June 30, 2004 was $0.9 million, or $0.03 per basic share and $0.02 per diluted share, versus a net loss of $11.4 million, or ($0.38) per share basic and diluted, in the second quarter of 2003. Non-cash charges in Q2-04 were $3.6 million, including $0.6 million of debt financing amortization related to the private placement completed during the first quarter, vs. Q2-03's $10.0 million, which included a $7.0 million accelerated amortization charge, and $3.3 million in the first quarter of 2004.

    The company's second quarter 2004 Adjusted Operating Income/loss, which is a non-GAAP measure, was a record $0.14 per share (basic) vs. a loss of ($0.05) per share in 2003, and a loss of $(0.01) in the first quarter of 2004. Management believes that Adjusted Operating Income/(Loss), computed before non-cash charges, is a useful measure in assessing operating performance and generation of cash in addition to but not as a substitute for earnings measured in accordance with generally accepted accounting principles, because it is indicative of the availability of discretionary funds and the capacity to service debt.

    As of June 30, 2004, we had unfulfilled orders, or backlog, of approximately $83 million, of which we expect to realize approximately $34 million in the balance of this year and $52 million in the next twelve months.

    "This quarter's results represent profitability in three of the last four quarters and positive second quarter profit for the first time as a public company, reflecting solid execution of the company's business plan," commented Maurice B. Tose, TCS' Chairman, President and CEO. "As the second half of the year is historically stronger for us than the first, management is optimistic about full year results."

    "When we began the second quarter we were uncertain about the timing of carrier customer purchases of messaging license capacity, and we are pleased that such major procurements have been made sooner rather than later. Year to date revenues are on track to meet our goals for the year, and our initiatives in all three of our market segments should lead to higher serial quarterly revenues," concluded Tose.


    OPERATIONAL HIGHLIGHTS

    Government Segment

    * We introduced the latest model in the SwiftLink suite of products, the SWIFTLINK(R) 1400. This product is a highly portable reach-back communications terminal that provides encrypted access to classified or sensitive information from the field. With support for both wire line and wireless infrastructure, the 1400 is the smallest in the SwiftLink product line with a footprint equivalent to a notebook computer.

    * Substantial progress was made during the quarter in rebuilding and expanding our communications engineering service business under multi-year contracts.

    Wireless Carrier Segment

    * Inquam affiliate, RadioMovel, selected TCS for its Xypoint Location Platform software and we signed an agreement to supply its first Code Division Multiple-Access (CDMA) Assisted Global Positioning Systems
      (AGPS) precise location solution throughout Europe. Initially to be deployed in Portugal, TCS' solution will allow Inquam to offer a variety of Location-Based Services (LBS) to its growing subscriber base.

    * We are now deploying Phase II E9-1-1 for precise location information for Golden State Cellular in their local California market serving the central Sierras of California, including Yosemite, Mariposa, Sonora, Angels Camp, and Jackson. Golden State Cellular was already using TCS' E9-1-1 Phase II Hosted Position Determining Entity (HPDE) service.

    * CommPartners has contracted with TCS to provide its E9-1-1 Voice Over Internet Protocol (VoIP) service, a set of comprehensive capabilities meant to address the broad range of challenges for emergency services which are posed by current VoIP technologies.

    Enterprise Segment

    * Progress was made during the quarter toward entering into new reseller arrangements for Blackberry mobile office device users in addition to the data network service that we currently provide our customers.

    * The Enterprise group's newest product, marketStream(TM), is now in trials with more than 100 companies globally. The marketStream(TM) service provides global, real-time streaming access to equity security prices and volume, foreign exchange rates, futures, commodities and fixed income prices, as well as news and charts via any Java(TM)-based Blackberry handheld and is compatible with mobile phones and PDAs including the Sony Ericsson P800 and P900 and wireless-enabled PocketPC devices.

    * Corporate Express has now deployed more than one-third of its vehicles and distribution centers with TCS' 20/20 Delivery(TM) logistics management/point-of-delivery solution.

    FINANCIAL DETAILS

    Revenue and Gross Profit (revenue minus direct cost of revenue):


    Total revenue was $40.4 million in the second quarter of 2004, up 24% from $32.8 million in the first quarter, and up 101% from $20.1 million in the second quarter of 2003. The addition of revenue from the acquired Enterprise segment added $11.3 million to year-over-year results and both the Wireless Carrier and Government segments contributed significantly higher year-over-year results.


    The composition of second quarter revenue was as follows:

                                           Wireless
       ($ millions)          Government     Carrier    Enterprise      Total

    Service bureau and subscriber  $-         $9.6        $10.5        $20.1
    Software systems                -          8.2          0.8          9.1
    Network solutions            11.3            -            -         11.3
                   Total        $11.3        $17.8        $11.3        $40.4


    This compares to first quarter revenue of:

                                           Wireless
       ($ millions)          Government     Carrier    Enterprise      Total

    Service bureau and subscriber  $-         $9.1        $11.6        $20.7
    Software systems                -          3.5          1.0          4.5
    Network solutions             7.5            -            -          7.5
                   Total         $7.5        $12.6        $12.6        $32.8


    Total gross profit (revenue minus direct cost of revenue) was $17.5 million for the quarter, including $2.9 million contributed by the new Enterprise segment, up $9.2 million from second quarter 2003's $8.3 million. The company's overall gross margin was 43% in the most recent quarter, vs. 41% a year ago, as high Wireless Carrier software license revenue in the quarter just ended more than offset the effect of including the lower average margin on Enterprise business. Compared to first quarter 2004 gross profit of $12.9 million, the $4.6 million improvement reflects Wireless Carrier software license revenue and higher Government volume.


    Service bureau and subscriber revenue, substantially all of which is month-after-month charges to customers, was $20.1 million in the second quarter of 2004, down $0.6 million or 3% from Q1-04. The expected $0.5 million quarter-to-quarter increase in service bureau revenue was more than offset by the expected subscriber churn in low-margin Blackberry mobile office subscribers. Our Blackberry business is transitioning to a market of multiple carrier alternatives, and in some cases, TCS now earns commissions on Blackberry placements in lieu of reseller margins.

    The gross profit from TCS service bureau and subscriber business was $7.4 million, or 37% of revenue in the second quarter, consistent with $7.5 million or 36% reported in Q1-04.

    Software systems revenue was $9.1 million in the second quarter of 2004, up 100% from $4.5 million in the first quarter, and up almost three-fold from second quarter 2003 revenue of $2.3 million. Software systems revenue was comprised of over $8 million from the Wireless Carrier segment including a large purchase of messaging license capacity, and almost $1 million from the recently acquired Enterprise segment.

    The gross profit from software systems was $5.9 million, or 65% of revenue, in the most recent quarter, up $3.7 million from $2.1 million, or 47% of revenue, reported last quarter, and up $4.9 million from the $0.9 million, or 41% of revenue in the second quarter of last year. Revenue from the second quarter of this year was comprised of a higher proportion of higher-margin license revenue than was reported in prior comparative periods.

    Government Network Solutions revenue from systems integration and digital communications projects largely for government customers was $11.3 million in the second quarter, up from $7.5 million in the first quarter of 2004, and $9.5 million in the second quarter of 2003.

    The gross profit from Government Network Solutions was $4.2 million, or 38% of revenue, vs. $3.3 million and 44% of revenue last quarter, and $3.0 million or 32% of revenue in the second quarter of 2003. The fluctuation in margins is attributable to changes in the Government Network Solutions sales mix.

    Operating Expenses:


    Second quarter 2004 cash operating expenses (R&D, sales and marketing, and G&A) were $12.6 million, slightly down from $12.7 million in the prior quarter, and up $3.1 million from the second quarter of 2003. The increase from prior year arises predominantly as a result of expenses associated with the Enterprise segment.

    Research and development expenses for the quarter were $4.6 million. This spending level compares to R&D investments of $5.0 million in the preceding quarter and $4.7 million in the second quarter of 2003.

    Sales and marketing expenses totaled $3.3 million, up slightly from $3.2 million in the previous quarter, and from $2.2 million in the prior year.

    General and administrative expenses were $4.8 million in the second quarter of 2004, up from $4.5 million last quarter, and from $2.7 million in the second quarter of 2003, with the increase primarily associated with the Enterprise segment and expenses associated with Sarbanes-Oxley 404 compliance.

    Net income for the second quarter 2004 was $0.9 million, or $0.03 per basic share and $0.2 per diluted share, compared to a loss of $3.4 million, or ($0.11) per share, basic and diluted, in the first quarter of 2004 and a loss of $11.4 million or ($0.38), basic and diluted, in the second quarter of 2003. Basic per share figures were computed on the basis of 32.6 million, 31.9 million, and 29.6 million weighted average outstanding shares, respectively, in Q2-04, Q1-04, and Q2-03. Diluted weighted average shares outstanding were
36.6 million during the quarter ended June 30, 2004.

    The company's cash and cash equivalents balance was approximately $16 million at June 30, 2004 versus $20 million at March 31, 2004. Our aforementioned operating earnings before non-cash charges of $0.14 per share equates to $4.5 million. The net use of cash during the quarter was primarily to fund the larger working capital balance associated with higher revenue, and for capital expenditures associated with our E9-1-1 business. Approximately $7 million was available under the Company's bank line of credit at June 30.


    CONFERENCE CALL

    The company has scheduled a conference call for this evening, Thursday, July 29, 2004 at 5:00 PM EDT. The company's Chairman, President and CEO, Maurice B. Tose, and Tom Brandt, Senior Vice President and CFO, will discuss the second quarter 2004 results and other corporate information. A question and answer session will follow management's presentation. To participate in the conference call, Investors can dial the appropriate number below shortly before the 5:00 PM start time and ask for the TeleCommunication Systems conference call hosted by Mr. Tose. The teleconference dial-in numbers are as follows:


    Domestic callers:         1-888-285-0969
    International callers:    1-706-679-7848


    The conference call will be broadcast simultaneously on the company's web site, http://www.telecomsys.com. Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. A replay of the call will be available on Thursday, July 29, 2004 beginning at 8:00 PM EDT and will be accessible until Friday, August 6, 2004 at 5:00 PM EDT. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international listeners. The access number is 8716102.


    ABOUT TELECOMMUNICATION SYSTEMS, INC.

    TeleCommunication Systems, Inc. (TCS)(Nasdaq: TSYS) is a leading provider of mission critical wireless data solutions to carriers, enterprise and government customers. TCS' wireless data offerings include location-based Enhanced 9-1-1 services, and messaging and location service infrastructure for wireless operators, real-time market data and alerts to financial institutions, mobile asset management and mobile office solutions for enterprises, and encrypted satellite communications to government customers. For more information visit http://www.telecomsys.com.


    This press release discloses the Company's adjusted net income/(loss) before non-cash charges (depreciation, amortization, and other non-cash expenses), which may be considered a non-GAAP financial measure. As used herein, "GAAP" refers to generally accepted accounting principles in the United States. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that Adjusted operating income/loss is an appropriate measure of evaluating its operating performance and liquidity because the measure is indicative of the Company's availability of discretionary funds and its capacity to service its debt, and thereby provides additional useful information to investors regarding its financial condition and results of operations. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measure included in the Company's press release has been reconciled to the nearest GAAP measure as is required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, Mr. Tose's comments that the Company is optimistic about full year results, year-to-date revenues are on track to meet goals for the year, and that its initiatives should lead to higher serial quarterly revenues.

    Our backlog at any given time may be affected by a number of factors, including contracts being renewed or new contracts being signed before existing contracts are completed, and some of our backlog could be cancelled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

    The actual results realized by the Company could differ materially from the statements made herein, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company's financial results and the ability of the Company to (i) sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless data industry, (vi) develop software without any errors or defects, (vii) have sufficient capital resources to fund the company's operations, (viii) protect its intellectual property rights, (ix) implement its sales and marketing strategy, and (x) successfully integrate the assets and personnel of acquired entities, such as the Enterprise net assets acquired from Aether Systems, Inc. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.



                       TeleCommunication Systems, Inc.
                    Consolidated Statements of Operations
                (amounts in thousands, except per share data)



                                        Three months ended  Six months ended
                                             June 30,           June 30,
                                          2004      2003     2004      2003
                                            (unaudited)        (unaudited)
    Revenue
      Service bureau and subscriber      $20,103    $8,310  $40,839   $15,865
      Software systems                     9,065     2,280   13,602     5,888
      Network solutions                   11,279     9,490   18,763    17,619
          Total revenue                   40,447    20,080   73,204    39,372

    Operating costs and expenses
      Direct cost of service bureau and
       subscriber revenue                 12,718     3,961   25,985     7,967
      Direct cost of software systems
       revenue                             3,203     1,352    5,607     3,037
      Direct cost of network solutions
       revenue                             7,046     6,492   11,245    11,852
      Research and development expense     4,555     4,664    9,601     8,579
      Sales and marketing expense          3,323     2,213    6,513     4,606
      General and administrative expense   4,766     2,707    9,253     5,610

      Non-cash stock compensation
       expense                               346       389      703       762
      Depreciation and amortization of
       property and equipment              1,912     1,690    3,644     3,235
      Amortization of acquired
       intangible assets                     532       139    1,064       277
      Amortization of software
       development costs                     239     7,774      326     8,804
        Subtotal non-cash operating
         expenses                          3,029     9,992    5,737    13,078
        Total operating costs and
         expenses                         38,640    31,381   73,941    54,729

    Loss from operations                   1,807   (11,301)    (737)  (15,357)

    Cash interest expense                   (298)     (204)    (561)     (436)
    Non-cash financing cost                 (559)      (12)  (1,103)      (56)
    Other (expense)/income, net              (87)      125     (182)      409

    Net income/(loss)                       $863  $(11,392) $(2,583) $(15,440)

    Earnings/(loss) per share-basic        $0.03    $(0.38)  $(0.08)   $(0.52)
    Earnings/(loss) per share-diluted      $0.02    $(0.38)  $(0.08)   $(0.52)

    Weighted average shares outstanding-
     basic                                32,566    29,610   32,225    29,589
    Weighted average shares outstanding-
     diluted                              36,591    29,610   32,225    29,589



    Management believes that Adjusted Operating Income/(Loss), excluding non-cash charges, in conjunction with the complete Statement of Operations, is helpful in assessing the operating performance of the Company. It is calculated by adjusting GAAP net income/(loss) to exclude the effects of non-cash compensation expense, depreciation and amortization, amortization of software development costs, amortization of identifiable purchased intangible assets, and non-cash interest expense. A reconciliation to net income/(loss) follows:



    Net earnings/(loss)                     $863  $(11,392) $(2,583) $(15,440)
      Add back non-cash operating
       expenses                            3,029     9,992    5,737    13,078
      Add back non-cash financing cost       559        12    1,103        56
      Total non-cash charges               3,588    10,004    6,840    13,134
    Adjusted operating income/(loss),
     excluding non-cash expenses          $4,451   $(1,388)  $4,257   $(2,306)

    Adjusted operating income/(loss) per
     share-basic                           $0.14    $(0.05)   $0.13    $(0.08)
    Adjusted operating income/(loss) per
     share-diluted                         $0.12    $(0.05)   $0.13    $(0.08)



                       TeleCommunication Systems, Inc.
                    Condensed Consolidated Balance Sheets
                            (amounts in thousands)


                                                  June 30,      December 31,
                                                     2004             2003
    Assets                                      (unaudited)
       Current assets:
          Cash and cash equivalents                 $15,763          $18,785
          Accounts receivable, net                   27,431           20,208
          Unbilled receivables                       13,559            8,862
          Inventory                                   2,836              451
          Other current assets                        3,085            1,915
                Total current assets                 62,674           50,221

       Property and equipment, net                   15,080           11,449
       Software development costs, net                  480              518
       Identifiable acquired intangible
        assets, net                                   5,755              -
       Goodwill                                      13,802              -
       Other assets                                   3,987            3,092
                Total assets                       $101,778          $65,280


    Liabilities and stockholders' equity
       Current liabilities:
          Accounts payable and accrued
           expenses                                 $21,515          $12,148
          Deferred revenue                            4,458            1,683
          Current portion of capital
           leases and notes payable                  11,787            7,852
                Total current liabilities            37,760           21,683

       Capital leases and notes payable,
        less current portion                          5,553            6,746
       Convertible subordinated
        debentures, net                               8,973              -

       Total stockholders' equity                    49,492           36,851
                Total liabilities and
                 stockholders' equity              $101,778          $65,280



SOURCE  TeleCommunication Systems, Inc.
    -0-                             07/29/2004
    /CONTACT: Tom Brandt, Senior Vice President & CFO, +1-410-280-1001, brandtt@telecomsys.com, or Jeff Sim, Investor Relations, +1-410-280-1055, jsim@telecomsys.com, both of TeleCommunication Systems, Inc./
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20030618/TSYSLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  http://www.telecomsys.com/
    (TSYS)

CO:  TeleCommunication Systems, Inc.
ST:  Maryland
IN:  CPR TLS
SU:  ERN CCA